EXHIBIT 99.1
FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES AN EXPECTED AFTER-TAX  LOSS FOR ITS 2011 FOURTH QUARTER

HOUSTON, TX – February 2, 2012 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that it expects to report an after-tax loss for the three months ended December 31, 2011.  Results for this period will reflect the impact of a pre-tax net charge of between $5.4 million and $6.4 million (or an after-tax net charge of between $0.23 and $0.27 per fully diluted share) as a result of revisions to previous estimates of revenues and costs for a number of construction projects.

The net revisions to our contract estimates were the result of different factors affecting various contracts, some positively and some negatively.  The main factors resulting in the net charge were variances in productivity on several projects, site-specific conditions that differed from those expected at the time certain jobs were bid, and changes in estimates made by project managers in their periodic reviews of revenues and costs for certain contracts.

As discussed further in our Annual Report on Form 10-K for the year ended December 31, 2010, the revenues, costs and gross profit realized on our contracts can vary, sometimes substantially, from prior estimates due to a variety of factors.  Under the percentage-of-completion method of accounting, we evaluate estimated revenues and costs for our construction contracts in each reporting period based on available information and experience.  Actual amounts can differ materially from those estimates.  With respect to all construction projects in progress as of December 31, 2011, we have conducted and substantially completed a rigorous review of the estimated revenues and costs.  Our revised estimates reflect judgments based on existing conditions, and we believe that they are reasonable.

In addition, we are performing our annual test to determine whether goodwill has been impaired, and we currently expect a non-cash charge to earnings during the fourth quarter to write down a substantial amount of the goodwill recorded on our balance sheet.  The after-tax loss discussed above would increase as a result of any write down in the amount of recorded goodwill.

We are continuing to evaluate the matters discussed above, and we expect to discuss these matters, the Company’s results for the quarter and year ended December 31, 2011 and recent corporate developments in a press release to be issued before the market opens on Monday March 12, 2012 and in a conference call scheduled at 11:00 am ET/10:00 am CT, on March 12, 2012.  Interested parties may participate in the call by dialing (201) 493-6744 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be available on the Company’s website for at least 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management's belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Pat Manning	The Equity Group Inc.
Chairman & Chief Executive Officer	Linda Latman 212-836-9609
Elizabeth Brumley	Lena Cati 212-836-9611
EVP & Chief Financial Officer
281-821-9091